EXHIBIT 99.2

CONVERSION AGREEMENT

THIS AGREEMENT is made as of June 30, 2013, by and among MIDWEST ENERGY EMISSIONS CORP., a Delaware corporation (the “Company”), JAY RIFKIN, an individual (“Rifkin”).

THE PARTIES AGREE AS FOLLOWS:

1.           As of the date hereof, the Company has advances payable totaling $169,984.00 in principal to Rifkin, which advances bear interest at 9.0% per annum, have no fixed terms of repayment and are unsecured (the “Advances”).

2.           Rifkin hereby agrees to convert the entire principal owing on the Advances in the amount of $169,984.00 into $169,984.00 of 12% Convertible Promissory Notes (the “Notes”) of the Company which have the same terms as an offering currently being made available to certain investors of the Company pursuant to confidential private offering information of the Company, a copy of which has been provided to the Subscriber, and which Notes shall be due and payable on the third anniversary of the date of issue, shall be convertible into Units of the Company at a conversion price of $0.50 per Unit with each Unit consisting of one share of common stock of the Company and one warrant to purchase 0.25 additional shares of Common Stock at $0.75 per share, and shall contain such other terms and conditions as set forth therein.

3.           Subject to the Subscriber’s completion of the appropriate Subscription Agreement and Investor Questionnaire, the Company hereby agrees to issue the Notes to the Subscriber in the aggregate principal amount of $169,984.00.  Accrued interest on the Advances through the date hereof will continue to be carried on the books of the Company and remain a liability due to Subscriber.

4.            This Agreement is binding upon and inures to the benefit of the parties hereto and to their respective heirs, executors, administrators, legal representatives, successors and assigns.

5.            This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of a facsimile or electronic signature shall be deemed to constitute delivery of an original signature.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

MIDWEST ENERGY EMISSIONS CORP.

By:            /s/ Richard H Gross                                                          /s/ Jay Rifkin
Name:      Richard H Gross                                                                Jay Rifkin
Title:        Chief Financial Officer